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                                                                    EXHIBIT 15.1


                     Independent Accountants' Review Report

The Shareholders and Board of Directors
Riviana Foods Inc.

We have reviewed the consolidated balance sheet of Riviana Foods Inc. and subsidiaries as of September 28, 2003, and the related consolidated statements of income for the three-month periods ended September 28, 2003 and September 29, 2002, and the related consolidated statements of cash flow for the three-month periods ended September 28, 2003 and September 29, 2002. These consolidated financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Riviana Foods Inc. and subsidiaries as of June 29, 2003, and the related consolidated statements of income, capital accounts and retained earnings, comprehensive income and accumulated other comprehensive loss and cash flows for the year then ended (not presented herein); and in our report dated August 14, 2003, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of June 29, 2003, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

KPMG LLP

Houston, Texas
October 13, 2003